HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS SECOND QUARTER 2026 RESULTS
Order Acceleration, Cost Actions, Net Tariff Impacts Support Improved 2026 Outlook
•GAAP diluted EPS for Q2 was $0.70 (-31% YoY). On a non-GAAP basis, diluted EPS was $1.27 (+14% YoY).
•Profit performance versus the prior year was driven by the Steelcase acquisition, net tariff impact, and operational productivity improvement.
•Revenue and non-GAAP diluted EPS (excluding net tariff impacts) for the second quarter of 2026 were in line with HNI's expectations.
•Accelerating demand trends — Workplace Furnishings Q2 orders and quarter-ending backlog each grew five percent year-over-year.
•Low-single digit organic net sales growth expectations remain for both segments in 2026.
•Non-GAAP EPS growth of 20-25 percent, including net tariff impacts, now expected in 2026 — the fifth straight year of double-digit non-GAAP EPS growth.
•Multiple years of elevated EPS growth visibility remain from sales growth, strategic initiatives, cost actions, and network optimization, plus at least $120 million of synergies expected from the Steelcase acquisition.

MUSCATINE, Iowa (July 30, 2026) – HNI Corporation (NYSE: HNI) today announced net sales of $1.5 billion and net income of $51.1 million for the second quarter ended July 4, 2026. Non-GAAP net income was $92.6 million. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
Highlights
•Solid second quarter results. GAAP diluted EPS totaled $0.70 and diluted non-GAAP EPS of $1.27 was in line with internal expectations, excluding the net impact of tariffs. GAAP results include the impact of Steelcase purchase accounting, the details of which can be found later in the release.
•Revenue backdrop strengthened in the second quarter. Workplace Furnishings segment volume growth is expected to turn positive in the third quarter, with volume growth and price recognition driving high-single digit organic growth in the second half of 2026. In Residential Building Products, implemented structural changes organizing around the consumer and growth investments are expected to drive continued market outperformance, with modest price-driven net sales growth expected in the second half of 2026.
•Multiple sources of margin improvement and EPS visibility. The Corporation’s operating margin benefitted by 150 basis points in the second quarter from net tariff impacts, with 40-45 basis points of benefit expected for the full year 2026. In addition, efforts aimed at managing costs in the face of geopolitical and macro uncertainty, and at streamlining priorities across the organization to focus on profitable growth are ongoing and expected to support profitability in 2026 and in 2027. Further, the Corporation continues to expect network optimization savings in its legacy Workplace Furnishings businesses to total nearly $30 million (adding an expected $0.30 to non-GAAP diluted EPS) through 2028. In addition, synergies associated with the integration of Steelcase are progressing as planned and are now expected to add at least $120 million of operating profit when fully mature.
“Our second quarter demonstrates the focus of our members, is indicative of an improving demand environment, and supports expectations of stronger 2026 earnings growth. Through focused cost management and the net benefits of price-cost and productivity, we were able to deliver second quarter results that were in line with our expectations. And, encouragingly, our internal leading indicators—pre-order activity, orders, and backlog—improved further in the quarter. The positive momentum of our strategies—both revenue- and cost-focused, the benefits of our diversified revenue streams, the merits of our customer-first business model, and the integration of Steelcase continue to deliver strong shareholder value.
“In the legacy Workplace Furnishings businesses, which excludes Steelcase, second quarter net sales were up slightly year-over-year on an organic basis, consistent with commentary we provided last quarter. Growth was fueled by our businesses focused on small- and medium-sized workplace customers. Moreover, a firming industry backdrop became more apparent during the quarter. Overall, we saw solid profit improvement driven by favorable price cost and operational productivity gains and, when including Steelcase, non-GAAP operating income was nearly double the prior-year level. Looking ahead, we expect stronger organic revenue growth in the back half and solid year-over-year margin expansion in our legacy Workplace Furnishings businesses, while we continue to invest to drive growth.
“In Residential Building Products, net sales decreased 1.6 percent versus the prior-year period. Again, this was consistent with expectations communicated on the first quarter call. Revenue from the remodel-retrofit business increased solidly but was more than offset by continued market-driven weakness in our new construction channel. Our members continue to deliver strong relative sales performance. Second quarter segment non-GAAP operating profit margin expanded 470 basis points year-over-year, reaching a strong 20.4 percent. Despite expectations of ongoing housing uncertainty, we remain encouraged about the opportunities tied to the broader markets and we continue to invest to grow our operating model and revenue streams, including go-to-market changes to organize around our customers.
“The strength of our strategies and the ability to manage daily uncertainty through varying macroeconomic conditions, all while remaining focused on investing for the future, was evident in our second quarter results. We expect strong profit growth in the second half of 2026, driven by the Steelcase acquisition, operational productivity gains and improving organic revenue growth rates,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Second Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	July 4, 2026	June 28, 2025	Change
GAAP
Net Sales	$1472.4	$667.1	121%
Gross Profit %	44.0%	42.9%	110	bps
SG&A %	36.2%	32.3%	390	bps
Acquisition and Related Costs	$4.2	$—	NM
Restructuring and Impairment Charges	$17.9	$2.5	NM
Operating Income	$92.1	$68.2	35.1%
Operating Income %	6.3%	10.2%	-390	bps
Effective Tax Rate	28.2%	22.2%
Net Income %	3.5%	7.2%	-370	bps
EPS – diluted	$0.70	$1.02	(31.4%)

Non-GAAP
Gross Profit %	44.4%	42.9%	150	bps
SG&A %	34.8%	31.9%	290	bps
Operating Income	$141.4	$73.4	92.7%
Operating Income %	9.6%	11.0%	-140	bps
Effective Tax Rate	24.9%	22.2%
EPS – diluted	$1.27	$1.11	14.4%

HNI Corporation – Second Quarter Impact of Steelcase Acquisition
(Dollars in millions, except per share data)
	Three Months Ended
	July 4, 2026			June 28, 2025
GAAP	Legacy HNI	Steelcase	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$665.6	$806.9	$1472.4	$667.1	(0.2%)		121%
Gross Profit	$312.0	$335.2	$647.2	$286.2	9.0%		126%
Gross Profit %	46.9%	41.5%	44.0%	42.9%	400	bps	110	bps
SG&A	$226.6	$306.5	$533.0	$215.5	5.2%		147%
SG&A %	34.0%	38.0%	36.2%	32.3%	170	bps	390	bps
Acquisition and Related Costs	($7.1)	$11.3	$4.2	$—	NM		NM
Restructuring and Impairment Charges	$8.7	$9.1	$17.9	$2.5	NM		NM
Operating Income	$83.8	$8.3	$92.1	$68.2	22.9%		35.1%
Operating Income %	12.6%	1.0%	6.3%	10.2%	240	bps	-390	bps
Effective Tax Rate	21.6%	(31.6%)	28.2%	22.2%
Net Income (loss)	$62.7	($11.6)	$51.1	$48.2	30.0%		5.9%
EPS - diluted			$0.70	$1.02			(31.4%)

Non-GAAP
Gross Profit	$314.1	$339.1	$653.2	$286.3	9.7%		128%
Gross Profit %	47.2%	42.0%	44.4%	42.9%	430	bps	150	bps
SG&A	$227.2	$284.6	$511.8	$212.9	6.7%		140%
SG&A %	34.1%	35.3%	34.8%	31.9%	220	bps	290	bps
Operating Income	$86.9	$54.5	$141.4	$73.4	18.4%		92.7%
Operating Income %	13.1%	6.8%	9.6%	11.0%	210	bps	-140	bps
Effective Tax Rate	24.9%	24.9%	24.9%	22.2%
EPS - diluted	$1.32		$1.27	$1.11	18.9%		14.4%

HNI Corporation — Second Quarter Summary Comments
•Consolidated net sales increased 121 percent from the prior-year quarter to $1.5 billion, driven by the acquisition of Steelcase in December 2025. On an organic basis, net sales increased 0.1 percent year-over-year. The acquisition of Steelcase increased year-over-year sales by $806.9 million. A reconciliation of organic net sales, a non-GAAP measure, to net sales follows the financial statements in this release.
•Gross profit margin expanded 110 basis points compared to the prior-year quarter. The increase was driven by 240 basis points of tariff refunds along with improved net productivity, which were partially offset by impacts from the acquisition of Steelcase, and restructuring costs related to the Corporation's network optimization projects.

•Selling, general, and administrative expenses as a percentage of net sales increased 390 basis points compared to the prior-year quarter. The increase was driven by impacts from the acquisition of Steelcase and higher variable compensation.
•Acquisition and related costs of $4.2 million were recorded during the current period in connection with the acquisition of Steelcase. Acquisition costs consist of retention compensation and other professional service fees.
•Non-cash purchase accounting totaled $21.9 million for the current quarter related to the Steelcase acquisition, which were included in operating expenses and related to amortization of intangibles.
•Restructuring and impairment charges of $17.9 million were incurred in the current quarter, primarily related to structural cost actions and an impairment charge related to a small residential building products business.
•Income tax rate comparability versus the same quarter of 2025 was primarily impacted by matters associated with the acquisition of Steelcase.
•Net income per diluted share was $0.70 compared to $1.02 in the prior-year quarter. On a non-GAAP basis, net income per diluted share increased to $1.27 from $1.11 in the year-ago quarter. The change in non-GAAP EPS was driven by net tariff impacts and improved net productivity.

Workplace Furnishings – Second Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	July 4, 2026	June 28, 2025	Change
GAAP
Net Sales	$1323.7	$516.0	157%
Operating Income	$101.7	$65.8	54.5%
Operating Income %	7.7%	12.8%	-510	bps

Non-GAAP
Operating Income	$141.4	$67.7	109%
Operating Income %	10.7%	13.1%	-240	bps

Workplace Furnishings – Second Quarter Impact of Steelcase Acquisition
(Dollars in millions)
	Three Months Ended
	July 4, 2026			June 28, 2025
GAAP	Legacy Workplace	Steelcase (excluding Corporate)	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$516.9	$806.9	$1323.7	$516.0	0.2%		157%
Operating Income	$79.7	$22.0	$101.7	$65.8	21.1%		54.5%
Operating Income %	15.4%	2.7%	7.7%	12.8%	260	bps	-510	bps

Non-GAAP
Operating Income	$83.0	$58.5	$141.4	$67.7	22.4%		109%
Operating Income %	16.0%	7.2%	10.7%	13.1%	290	bps	-240	bps

Workplace Furnishings — Second Quarter Summary Comments
•Workplace Furnishings net sales increased 157 percent from the prior-year quarter to $1.3 billion. On an organic basis, net sales increased 0.6 percent year-over-year. The acquisition of Steelcase during the fourth quarter of 2025 increased year-over-year net sales by $806.9 million.
•Workplace Furnishings operating profit margin of 7.7 percent contracted by 510 basis points versus the prior-year quarter, driven by impacts from the acquisition of Steelcase, purchase accounting, increased restructuring costs, and acquisition costs, partially offset by net tariff impacts and improved net productivity. On a non-GAAP basis, segment operating profit margin of 10.7 percent contracted 240 basis points year-over-year. The net tariff impact on segment non-GAAP operating margin was approximately 170 basis points favorable when compared to the prior-year period.

Residential Building Products – Second Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	July 4, 2026	June 28, 2025	Change
GAAP
Net Sales	$148.7	$151.1	(1.6%)
Operating Income	$23.4	$23.7	(1.2%)
Operating Income %	15.7%	15.7%	—	bps

Non-GAAP
Operating Income	$30.4	$23.7	28.4%
Operating Income %	20.4%	15.7%	470	bps

Residential Building Products — Second Quarter Summary Comments
•Residential Building Products net sales decreased 1.6 percent from the prior-year quarter to $148.7 million, as decreased net sales in the new home market were partially offset by increased net sales in remodel-retrofit.
•Residential Building Products operating profit margin of 15.7 percent was flat compared to the prior year, driven by the net tariff impact, improved net productivity, and lower core SG&A offset by an impairment charge and lower net sales volume. On a non-GAAP basis, segment operating profit margin of 20.4 percent expanded 470 basis points year-over-year. The net tariff impact on segment non-GAAP operating margin was approximately 420 basis points favorable when compared to the prior year period.

Second Quarter Order Rates
•In the Workplace Furnishings segment, orders in the second quarter increased five percent compared to the prior-year period, organically. Order growth rates from small-to-medium-sized customers and from contract customers were comparable in the quarter. Steelcase order patterns were slightly better than legacy Workplace Furnishings trends. Over the most recent five-week period, the year-over-year segment order growth rate accelerated.
•In the Residential Building Products segment, orders were mostly unchanged compared to the second quarter of 2025. Solid remodel-retrofit order growth offset modest declines from the new construction channel. Over the most recent five-week period, segment orders grew at a low single-digit pace on a year-over-year basis.

Outlook
•Third quarter net sales. The Corporation expects third quarter 2026 net sales in legacy Workplace Furnishings to increase at a high single-digit rate year-over-year. Including Steelcase, total Workplace Furnishings net sales are expected to increase approximately 175-180 percent versus the prior-year period. In Residential Building Products, third quarter 2026 net sales are expected to be roughly unchanged versus the same period in 2025.
•Third quarter non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share for the third quarter of 2026 are expected to increase at a rate in the mid-to-high 20 percent range from third quarter 2025 levels. Steelcase accretion, productivity savings, volume growth, and price-cost, are expected to more than offset continued investments to drive future growth.
•Second half strength expected. The Corporation's updated outlook for 2026 full-year earnings reflects expectations for between 20-25 percent diluted non-GAAP EPS growth (including net tariff impacts), with accelerating earnings growth in the second half of the year. For the full year, productivity, cost management, network optimization initiatives, Steelcase accretion, and net price-cost benefits are expected to more than offset operating profit headwinds associated with first-half volume pressure and continued growth investment.

•Double-digit diluted non-GAAP EPS growth again next year, with multiple years of elevated earnings growth visibility beyond 2027. The combination of Steelcase accretion, cost management actions, and legacy workplace network optimization initiatives are expected to yield total cumulative savings exceeding $70 million in 2027 and more than $150 million when fully mature.
•Balance sheet. The Corporation held a strong balance sheet position as of quarter end and is committed to maintaining significant financial flexibility to fund ongoing business investments to drive growth and payment of its longstanding dividend. Net debt levels were reduced meaningfully during the quarter as the Corporation continues to decrease leverage following the Steelcase acquisition.

Concluding Remarks
“Our members continue to manage our businesses well, and we delivered another solid quarter with earnings that were in line with our expectations. In line with our previous outlook, our top line continued to demonstrate the residual effects of the slower start to the year in Workplace Furnishings and ongoing impact of a soft housing market. However, our order patterns showed noticeable improvement during the quarter.
"As we look to the remainder of 2026, we expect year-over-year volume growth in Workplace Furnishings, while Residential Building Products volume pressure is expected to moderate. More specifically, our updated outlook calls for accelerating revenue and operating profit growth in our Workplace Furnishings segment. This view is supported by both external macro and industry demand metrics, our internal pre-order data, and multiple cost and expense initiatives. In Residential Building Products, we expect flattish revenue growth in the second half, despite expectations of ongoing housing market softness. From a profitability perspective, we anticipate both our legacy Workplace Furnishings and our Residential Building Products segments to expand margins in 2026. While we remain focused, conservative, and ready to adjust as required, our new outlook demonstrates our growing confidence in our revenue growth, our ongoing visibility story, and our proven ability to manage through changing economic conditions.
“The integration of Steelcase is going well, synergy capture and accretion are progressing as expected. A new leadership team is largely in place, and we expect a president to be on board in the second half. We continue to expect modest accretion from Steelcase in 2026, with total synergies reaching at least $120 million when fully mature. The benefits of the Steelcase acquisition, the strength of our strategies, and our financial discipline are expected to continue to drive strong free cash flow.
“Our HNI members remain focused on driving growth and expanding margins. And we will continue to invest for the future with confidence,” concluded Mr. Lorenger.

Conference Call
As previously announced, HNI Corporation will host a conference call on Thursday, July 30, 2026 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2026 results. A live webcast of the call will be available at: https://edge.media-server.com/mmc/p/tvgxb9k7. Following the conclusion of the the call, a webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-presentations/events.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 80 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which involve risks and uncertainties. Any statements, plans, objectives, expectations, strategies, beliefs, or future performance or events to the extent they are not statements of historical fact are forward-looking statements. Words, phrases or expressions such as “anticipate,” “believe,” “could,” “confident,” “continue,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “possible,” “potential,” “predict,” “project”, “target,” “trend” and similar words, phrases or expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are based on information available and assumptions made at the time the statements are made. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements in this release include statements regarding our expectations regarding third quarter 2026 segment net sales and consolidated non-GAAP diluted earnings per share, as well as non-GAAP diluted earnings per share growth for full year 2026 and subsequent periods. Forward-looking statements in this release about HNI's acquisition of Steelcase in December 2025 (the "Steelcase acquisition") include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.
The following factors related to the Steelcase acquisition, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the risk that the synergies and other benefits of the Steelcase acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which HNI and Steelcase operate; any failure to promptly and effectively integrate the businesses of HNI and Steelcase; and potential adverse reactions to the transaction of HNI’s or Steelcase’s customers, employees or other business partners.
Additional important factors relating to HNI that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for HNI’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of HNI’s customers; HNI’s reliance on its network of independent dealers; changes in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for HNI’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on HNI’s financing activities; an inability to protect HNI’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside HNI’s control, including those that may result from the effects of climate change. A description of these risks and uncertainties and additional risks and uncertainties can be found in HNI’s annual report on Form 10-K for the year ended January 3, 2026, and subsequent quarterly and current reports filed with the Securities and Exchange Commission on Forms 10-Q and 8-K.
Forward-looking statements speak only as of the date they are made, and HNI does not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net sales	$1,472.4	$667.1	$2,819.9	$1,266.8
Cost of sales	825.2	380.9	1,672.8	742.3
Gross profit	647.2	286.2	1,147.1	524.6
Selling and administrative expenses	533.0	215.5	1,047.9	423.1
Acquisition and related costs	4.2	—	7.8	—
Restructuring, impairment, and loss on divestiture	17.9	2.5	35.9	8.9
Operating income	92.1	68.2	55.7	92.6
Other non-operating income, net	2.8	—	4.3	—
Interest expense, net	23.7	6.1	44.4	11.7
Income before income taxes	71.2	62.0	15.5	80.9
Income taxes	20.1	13.8	3.2	18.8
Net income	51.1	48.3	12.3	62.2
Less: Net income attributable to non-controlling interest	—	0.0	—	0.0
Net income attributable to HNI Corporation	$51.1	$48.2	$12.3	$62.2

Average number of common shares outstanding – basic	72.1	46.2	71.8	46.6
Net income attributable to HNI Corporation per common share – basic(1)	$0.70	$1.04	$0.17	$1.33
Average number of common shares outstanding – diluted	72.1	47.1	71.9	47.6
Net income attributable to HNI Corporation per common share – diluted(1)	$0.70	$1.02	$0.17	$1.31

Foreign currency translation adjustments	$(2.7)	$6.4	$(7.2)	$6.3
Change in unrealized gains (losses) on marketable securities, net of tax	(0.1)	0.1	(0.1)	0.2
Change in pension and post-retirement liability, net of tax	—	2.0	—	2.0
Change in derivative financial instruments, net of tax	0.4	(0.1)	0.9	(0.6)
Other comprehensive income (loss), net of tax	(2.4)	8.4	(6.4)	7.9
Comprehensive income	48.7	56.7	5.9	70.0
Less: Comprehensive income attributable to non-controlling interest	—	0.0	—	0.0
Comprehensive income attributable to HNI Corporation	$48.7	$56.6	$5.9	$70.0
(1) The basic and dilutive "Net income (loss) attributable to HNI Corporation per common share" for the periods presented are calculated using the two-class method due to participating securities.

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 4, 2026	January 3, 2026
Assets
Current Assets:
Cash and cash equivalents	$105.0	$209.2
Short-term investments	3.2	6.5
Receivables	630.9	571.1
Allowance for credit losses	(1.5)	(1.1)
Inventories, net	498.8	475.3
Prepaid expenses and other current assets	174.3	150.9
Total Current Assets	1,410.6	1,411.9
Property, Plant, and Equipment:
Land and land improvements	84.1	99.1
Buildings	533.6	529.1
Machinery and equipment	1,089.6	1,128.5
Construction in progress	55.1	58.5
	1,762.4	1,815.2
Less accumulated depreciation	(737.8)	(678.0)
Net Property, Plant, and Equipment	1,024.6	1,137.2
Right-of-use Finance Leases	11.8	11.3
Right-of-use Operating Leases	246.0	274.5
Goodwill and Other Intangible Assets, net	1,792.6	1,702.6
Other Assets	331.9	347.6
Total Assets	$4,817.6	$4,885.0
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$914.9	$1,016.4
Current maturities of debt	18.1	16.2
Current maturities of other long-term obligations	32.7	38.2
Current lease obligations - Finance	4.2	4.2
Current lease obligations - Operating	65.6	64.4
Total Current Liabilities	1,035.6	1,139.3
Long-Term Debt	1,357.1	1,276.9
Long-Term Lease Obligations - Finance	7.9	7.3
Long-Term Lease Obligations - Operating	191.2	224.6
Other Long-Term Liabilities	190.7	220.4
Deferred Income Taxes	230.0	180.9
Total Liabilities	3,012.4	3,049.5
Equity:
HNI Corporation shareholders’ equity	1,805.2	1,835.6
Total Equity	1,805.2	1,835.6
Total Liabilities and Equity	$4,817.6	$4,885.0

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	July 4, 2026	June 28, 2025
Net Cash Flows From (To) Operating Activities:
Net income	$12.3	$62.2
Non-cash items included in net income:
Depreciation and amortization	141.4	50.5
Other post-retirement and post-employment benefits	1.7	0.5
Stock-based compensation	27.7	10.1
Deferred income taxes	10.1	(7.3)
Asset impairment charges	15.2	—
Loss on sale of subsidiary	—	6.4
Inventory step-up	31.3	—
Other – net	0.9	2.8
Net change in cash from operating assets and liabilities
Receivables	(59.4)	(53.7)
Inventories	(26.4)	(24.9)
Prepaid Expenses and Other	(55.4)	1.9
Accounts payable and accrued expenses	(84.5)	(10.6)
Income taxes payable	(3.1)	4.3
Increase (decrease) in other liabilities	(43.8)	1.6
Net cash flows from (to) operating activities	(32.0)	43.7

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(62.4)	(30.3)
Capitalized software	(2.3)	(0.9)
Purchase of investments	(2.8)	(1.5)
Sales or maturities of investments	6.2	2.3
Net proceeds from sale of subsidiary	—	8.5
Investment in Unconsolidated Affiliate Purchases	(46.4)	—
Investment in Unconsolidated Affiliate Proceeds	8.8	—
Proceeds from sale of property, plant, and equipment	18.5	3.5
Other	0.7	—
Net cash flows from (to) investing activities	(79.8)	(18.4)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(236.7)	(193.0)
Proceeds from debt	315.4	293.0
Dividends paid	(52.1)	(31.9)
Purchase of HNI Corporation common stock	—	(79.8)
Proceeds from sales of HNI Corporation common stock	1.4	1.8
Withholding related to net share settlements of equity based awards	(20.5)	(4.4)
Other – net	(1.2)	(1.7)
Net cash flows from (to) financing activities	6.4	(15.8)

Net increase (decrease) in cash and cash equivalents	(105.3)	9.5
Cash, cash equivalents, and restricted cash at beginning of period	217.9	22.5
Cash, cash equivalents, and restricted cash at end of period (1)	$112.6	$32.0
(1) Restricted cash as of July 4, 2026, June 28, 2025, and January 3, 2026 was $ $7.7 million, $2.4 million, and $8.8 million, respectively, and is included in "Other Assets" in the Consolidated Balance Sheets.
Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net Sales:
Workplace furnishings	$1,323.7	$516.0	$2,509.2	$957.0
Residential building products	148.7	151.1	310.8	309.8
Total	$1,472.4	$667.1	$2,819.9	$1,266.8
Cost of Sales:
Workplace furnishings	$753.0	$298.4	$1,514.1	$571.7
Residential building products	72.2	82.4	158.8	170.6
Total	$825.2	$380.9	$1,672.8	$742.3
Selling and Administrative Expenses:
Workplace furnishings	$456.1	$149.7	$898.4	$293.1
Residential building products	46.6	45.0	93.7	90.6
General corporate	30.4	20.7	55.8	39.3
Total	$533.0	$215.5	$1,047.9	$423.1
Acquisition and Related Costs:
Workplace furnishings	$1.9	$—	$8.5	$—
General corporate	2.3	—	(0.7)	—
Total	$4.2	$—	$7.8	$—
Restructuring, Impairment, and Loss on Divestiture
Workplace furnishings	$11.1	$2.0	$29.1	$8.4
Residential building products	6.5	—	6.5	—
General corporate	0.3	0.6	0.3	0.6
Total	$17.9	$2.5	$35.9	$8.9
Operating Income (Loss):
Workplace furnishings	$101.7	$65.8	$59.1	$83.8
Residential building products	23.4	23.7	51.9	48.6
General corporate	(33.0)	(21.3)	(55.3)	(39.9)
Total	$92.1	$68.2	$55.7	$92.6
Other Non-Operating Income, net	2.8	—	4.3	—
Interest Expense, Net	23.7	6.1	44.4	11.7
Income Before Income Taxes	$71.2	$62.0	$15.5	$80.9

Depreciation and Amortization Expense:
Workplace furnishings	$57.8	$16.3	$124.4	$33.4
Residential building products	3.9	3.7	7.7	7.3
General corporate	4.5	4.9	9.2	9.8
Total	$66.2	$25.0	$141.4	$50.5
Capital Expenditures (including capitalized software):
Workplace furnishings	$25.3	$9.9	$54.8	$20.8
Residential building products	2.5	2.3	5.8	5.5
General corporate	1.2	2.9	4.1	4.9
Total	$29.0	$15.0	$64.7	$31.2
Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures on a consolidated basis or for our segments: organic net sales; non-GAAP gross profit; non-GAAP operating income; non-GAAP operating profit; non-GAAP interest expense; non-GAAP effective tax rate; non-GAAP net income; and non-GAAP net income per diluted share (EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. The effective tax rate used to calculate non-GAAP diluted EPS for the current-year quarter differs from the GAAP effective tax rate due to the impact of transaction costs associated with the acquisition of Steelcase, and non-GAAP diluted EPS for the prior-year quarter differs from the GAAP effective tax rate due to the impact of the impairment charge associated with HNI India.

The transactions excluded for purposes of non-GAAP financial information included in this earnings release include: restructuring charges recorded related to network optimization which primarily consists of accelerated depreciation, asset disposals, and asset relocation; structural cost actions resulting in severance charges; an impairment charge related to a small residential building products business; purchase accounting costs associated with Steelcase; Steelcase acquisition costs; and impairment costs related to the abandonment of the Steelcase multi-year ERP implementation.

This earnings release refers to our expectations regarding non-GAAP diluted EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact diluted EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP diluted EPS to diluted EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 4, 2026			June 28, 2025
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$1,323.7	$148.7	$1,472.4	$516.0	$151.1	$667.1
% change from PY	157%	(1.6%)	121%

Less: Steelcase Inc. acquisition	806.9	—	806.9	—	—	—
Less: HNI India divestiture	—	—	—	2.1	—	2.1

Organic net sales (non-GAAP)	$516.9	$148.7	$665.6	$513.9	$151.1	$665.0
% change from PY	0.6%	(1.6%)	0.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 4, 2026
	Gross Profit	SG&A	Acquisition and Related Costs	Restructuring, Impairment, and Loss on Divestiture	Operating Income	Interest Expense	Tax	Net Income	EPS
As reported (GAAP)	$647.2	$533.0	$4.2	$17.9	$92.1	$23.7	$20.1	$51.1	$0.70
% of net sales	44.0%	36.2%	0.3%	1.2%	6.3%	1.6%		3.5%
Tax %							28.2%

Restructuring and other charges	5.9	(0.6)	—	12.3	17.6	—	4.4	13.2	0.18
Impairment	—	—	—	5.6	5.6	—	1.4	4.2	0.06
Acquisition and related costs	—	—	4.2	—	4.2	—	(0.1)	4.3	0.06
Purchase Accounting	—	21.9	—	—	21.9	—	5.4	16.4	0.23
Debt Refinancing and Other	—	—	—	—	—	2.8	(0.5)	3.3	0.05

Results (non-GAAP)	$653.2	$511.8	$—	$—	$141.4	$20.9	$30.7	$92.6	$1.27
% of net sales	44.4%	34.8%	—%	—%	9.6%	1.4%		4.6%
Tax %							24.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	June 28, 2025
	Gross Profit	SG&A	Restructuring, Impairment, and Loss on Divestiture	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$286.2	$215.5	$2.5	$68.2	$13.8	$48.2	$1.02
% of net sales	42.9%	32.3%	0.4%	10.2%		7.2%
Tax %					22.2%

Restructuring charges	0.1	—	2.1	2.1	0.5	1.6	0.03
Loss on divestiture of HNI India	—	(0.1)	0.4	0.4	0.1	0.4	0.01
Pension Settlement	—	2.7	—	2.7	0.6	2.1	0.04

Results (non-GAAP)	$286.3	$212.9	$—	$73.4	$14.9	$52.3	$1.11
% of net sales	42.9%	31.9%	—%	11.0%		7.8%
Tax %					22.2%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 4, 2026
	Legacy HNI	Steelcase	Consolidated HNI
Gross Profit as reported (GAAP)	$312.0	$335.2	$647.2
% of net sales	46.9%	41.5%	44.0%

Restructuring charges recorded to cost of sales	2.1	3.9	5.9
Gross Profit (non-GAAP)	$314.1	$339.1	$653.2
% of net sales	47.2%	42.0%	44.4%

SG&A as reported (GAAP)	$226.6	$306.5	$533.0
% of net sales	34.0%	38.0%	36.2%

Restructuring and other charges	(0.6)	—	(0.6)
Purchase Accounting	—	21.9	21.9
SG&A (non-GAAP)	$227.2	$284.6	$511.8
% of net sales	34.1%	35.3%	34.8%

Operating income as reported (GAAP)	$83.8	$8.3	$92.1
% of net sales	12.6%	1.0%	6.3%

Restructuring and other charges	4.5	13.0	17.6
Impairment charges	5.6	—	5.6
Acquisition and related costs	(7.1)	11.3	4.2
Purchase Accounting	$—	$21.9	$21.9
Operating income (non-GAAP)	$86.9	$54.5	$141.4
% of net sales	13.1%	6.8%	9.6%

Tax as reported	$17.3	$2.8	$20.1
Effective Tax Rate	21.6%	(31.6%)	28.2%

Restructuring and other charges	1.1	3.2	4.4
Impairment charges	1.4	—	1.4
Acquisition and related costs	0.8	(0.9)	(0.1)
Purchase Accounting	—	5.4	5.4
Interest	0.3	(0.8)	(0.5)
Tax (non-GAAP)	$20.9	$9.7	$30.7
Effective Tax Rate (non-GAAP)	24.9%	24.9%	24.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 4, 2026
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$83.8		$92.1
Other non-operating income, net	0.4		2.8
Interest expense, net	4.2		23.7
Income taxes (Legacy 21.6%, Consolidated 28.2%)	17.3		20.1
Net income	$62.7		$51.1
Average number of common shares outstanding – diluted	47.0	(1)	72.1
EPS - Diluted	$1.34	(1)	$0.70

Non-GAAP:
Operating income	$86.9		$141.4
Other non-operating income, net	0.4		2.8
Interest expense, net	3.0		20.9
Income taxes (Legacy 24.9%, Consolidated 24.9%)	20.9		30.7
Net income	$63.3		$92.6
Average number of common shares outstanding – diluted	47.0	(1)	72.1
EPS - Diluted	$1.32		$1.27
(1) The average number of common shares outstanding – diluted for the Legacy HNI business, a non-GAAP measure calculated by excluding the quarter-to-date average impacts of new issuances of HNI common stock (25.2 million) as a result of the acquisition of Steelcase Inc.

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	July 4, 2026			June 28, 2025
	Legacy Workplace Furnishings	Steelcase (excluding Corporate)	Total Workplace Furnishings	Total Workplace Furnishings
Operating income as reported (GAAP)	$79.7	$22.0	$101.7	$65.8
% of net sales	15.4%	2.7%	7.7%	12.8%

Loss on divestiture of HNI India	—	—	—	(0.1)
Restructuring and other charges	3.2	12.7	16.0	2.1
Acquisition and related costs	—	1.9	1.9	—
Purchase Accounting	—	21.9	21.9	—

Operating income (non-GAAP)	$83.0	$58.5	$141.4	$67.7
% of net sales	16.0%	7.2%	10.7%	13.1%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended
	July 4, 2026	June 28, 2025	Percent Change
Operating income as reported (GAAP)	$23.4	$23.7	(1.2%)
% of net sales	15.7%	15.7%

Restructuring charges	1.4	—
Impairment charges	5.6	—

Operating income (non-GAAP)	$30.4	$23.7	28.4%
% of net sales	20.4%	15.7%

For Information Contact:
Vincent P. Berger, Executive Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898